UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2019 (October 2, 2019)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

221 River Street

Hoboken, New Jersey 07030

(Address of principal executive offices including zip code)

(201) 610-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 2, 2019, Newell Brands Inc., a Delaware corporation (the “Company”) and Jarden Receivables, LLC, a wholly-owned subsidiary of the Company (“Jarden Receivables”) entered into an Amended and Restated Loan and Servicing Agreement among Jarden Receivables, as Borrower, the Company, as Servicer, the Conduit Lenders, the Committed Lenders and the Managing Agents named therein, PNC Bank, National Association and Royal Bank of Canada, each as an Issuing lender, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent (the “Amended and Restated Loan and Servicing Agreement”). The Amended and Restated Loan and Servicing Agreement replaces the Company’s existing Loan and Servicing Agreement that would have expired on October 3, 2019 and reduces the accounts receivable facility limit to $600 million ($500 million during the Seasonal Period, as defined in the Amended and Restated Loan and Servicing Agreement).

Pursuant to the terms of the Amended and Restated Loan Servicing Agreement, the Company and certain operating subsidiaries (collectively, the “Originators”) will sell, on an ongoing basis, their receivables to Jarden Receivables and Jarden Receivables will acquire such receivables through loans received under the Amended and Restated Loan and Servicing Agreement. Jarden Receivables will be the owner of the purchased receivables and is the borrower under the Amended and Restated Loan and Servicing Agreement. The assets of Jarden Receivables will be restricted as collateral for the payment of debt or other obligations arising under the facility, and Jarden Receivables’ assets and credit are not available to satisfy the debts and obligations owed to the Company’s or any other Originator’s creditors. The Company includes Jarden Receivables’ assets, liabilities and results of operations in its consolidated financial statements.

Interest on the loans accrues at a rate based on (i) LIBOR, (ii) commercial paper interest rates or (iii) a base rate equal to the higher of (x) the prime rate and (y) the federal funds rate plus 0.50%. The Amended and Restated Loan and Servicing Agreement contains customary events of termination, representations and warranties and affirmative and negative covenants for facilities of this type, including the obligation of the Company to maintain the same total indebtedness to total capital ratio as it is required to maintain under its revolving credit facility. Certain of the institutions that are parties to the Amended and Restated Loan and Servicing Agreement (and their respective subsidiaries and affiliates) have in the past provided, from time to time, and may in the future continue to provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

The foregoing description of the Amended and Restated Loan and Servicing Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Loan and Servicing Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Loan and Servicing Agreement, dated October 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: October 4, 2019	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal & Administrative Officer